Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-251611) on Form S-4 of Ouster, Inc., as the successor to Colonnade Acquisition Corp., of our report dated July 6, 2020 (which includes an explanatory paragraph as to the Company’s ability to continue as going concern), with respect to our audit of the financial statements of Colonnade Acquisition Corp. as of June 30, 2020 and for the period from June 4, 2020 (inception) through June 30, 2020, which appears in Amendment No. 2 to the Registration Statement on Form S-4 of Colonnade Acquisition Corp. (now known as Ouster, Inc.).

/s/ Marcum LLP

Marcum LLP

Houston, Texas

March 10, 2021